Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS REPORTS FOURTH QUARTER 2009 RESULTS

Second study interim results demonstrate RenalGuard® efficacy

Signs distribution agreements for RenalGuard in Austria, New Zealand and Croatia

FRANKLIN, Mass., March 30, 2010 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and twelve month periods ended December 31, 2009.

Fourth quarter 2009 total revenues were $901,000, down from $1,254,000 in the fourth quarter of 2008. The net loss for the fourth quarter of 2009 was $603,000, or $0.02 per basic and diluted share, compared to a net loss of $222,000, or $0.01 per basic and diluted share, in the fourth quarter of 2008.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We are very pleased that the second investigator-sponsored clinical trial, REMEDIAL II, on our RenalGuard System™ produced consistent positive data with that of the first investigator-sponsored study of RenalGuard, the MYTHOS trial, conducted at the Centro Cardiologic Monzino-University of Milan in Milan, Italy. This provides more scientific evidence that RenalGuard is safe and effective at significantly reducing rates of Contrast-Induced Nephropathy (CIN) in at-risk patients. This new interim data, covering 123 patients enrolled at the Clinica Mediterranea in Naples, Italy, was presented at this year’s Continuous Renal Replacement Therapies (CRRT) conference in San Diego, California in February, which was well attended by nephrologists from around the world, many of whom could be important influencers for future sales of this product.”

He added, “We believe that positive data from the Italian clinical studies will drive additional distributor agreements, and help us develop the types of partnerships that we announced we were pursuing in February. We are still working with our financial advisor Natixis Bleichroeder LLC to identify and establish strategic partnerships for our RenalGuard program and we are hopeful that this positive scientific data and the expanding effective usage of RenalGuard worldwide will assist us in raising the additional funding we need.”

During the fourth quarter of 2009 PLC shipped 250 single use RenalGuard disposable sets and six RenalGuard consoles internationally, compared to 235 single use RenalGuard disposable sets and no RenalGuard consoles that shipped in the fourth quarter of 2008.

A total of 227 disposable TMR kits were shipped during the fourth quarter of 2009 to hospitals worldwide, primarily in the U.S. by Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products, compared to 473 disposable TMR kits that were shipped worldwide during the fourth quarter of 2008.

PLC recorded one TMR laser shipment during the fourth quarter of 2009, compared to no TMR laser shipments during the fourth quarter of 2008.

REMEDIAL II Trial Update

The REMEDIAL II trial is a randomized, open-label controlled clinical trial ongoing at the Clinica Mediterranea in Naples, Italy, under the leadership of Dr. Carlo Briguori, a world-renowned CIN prevention specialist. The interim results, reported on the first 123 patients, were presented in a poster at the CRRT conference by Dr. Richard Solomon, Professor of Medicine at the University of Vermont College of Medicine and a member of PLC’s Scientific Advisory Board. The data showed a 3.2% CIN rate in the RenalGuard treated group compared to a 13% CIN rate in the control group (using the same definition for CIN as that which was used and results reported on in the MYTHOS trial). This trial is expected to continue through 2010. As announced in February, in interim data based upon 114 patients from the MYTHOS trial, in the RenalGuard treated group, the incidence rate of CIN was only 3.7%, 75% lower than the 15% CIN rate recorded in the control group. The RenalGuard treated group also experienced a statistically significant fewer number of in-hospital major adverse events.

Austria, New Zealand and Croatia distributors

PLC has also announced today that it has expanded RenalGuard’s distribution in the European Union to Austria, having signed a distribution agreement with Zodl Medical. In addition, the company signed a distribution agreement with Koru Medical for New Zealand and Dispomed Promet for Croatia.  In February, PLC announced that it had signed distribution agreements covering Russia, Belgium, the Netherlands and Luxembourg and all of the former Soviet Socialist Republic nations; Portugal; China and Taiwan, as well as Italy, Spain, Monaco, Pakistan and Bangladesh.

Twelve Months Results

For the twelve months ended December 31, 2009, total revenues were $4,711,000, compared to $5,330,000 in 2008. The net loss for 2009 was $1,626,000, or $0.05 per basic and diluted share, compared to a net loss of $1,940,000, or $0.06 per basic and diluted share, in 2008.

PLC also noted that in its Form 10-K filing for the year ended December 31, 2009, to be filed today, its auditors, Caturano & Company, have included a ‘going concern’ opinion, indicating that the company’s cash balance as of December 31, 2009, combined with recurring net losses and negative cash flows from operations, raises substantial doubt about its ability to continue as a going concern for the next 12 months. As previously announced, the Company is investigating ways to raise additional capital to continue its operations.

Conference Call

PLC Systems will host a conference call today, March 30, 2010, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (800) 510-0146, or internationally, (617) 614-3449 at least ten minutes prior to the start of the call. The passcode is 21554839. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may be unable to raise capital necessary to continue our operations, , we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009,which will be filed with the SEC today, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$628	$877	$3,452	$3,918
Service fees	273	377	1,259	1,412
Total revenues	901	1,254	4,711	5,330

Cost of revenues:
Product sales	395	236	1,454	1,526
Service fees	128	157	644	674
Total cost of revenues	523	393	2,098	2,200
Gross profit	378	861	2,613	3,130

Operating expenses:
Selling, general and administrative	795	744	3,462	3,164
Research and development	186	349	780	2,075
Total operating expenses	981	1,093	4,242	5,239

Loss from operations	(603)	(232)	(1,629)	(2,109)

Other income, net	—	10	3	99
Loss before income taxes	(603)	(222)	(1,626)	(2,010)
Benefit from income taxes	—	—	—	70
Net loss	$(603)	$(222)	$(1,626)	$(1,940)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.06)

Average shares outstanding:
Basic and diluted	30,351	30,338	30,351	30,333

CONDENSED BALANCE SHEET

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$2,686	$5,026
Total current assets	4,787	7,562
Total assets	5,042	7,913
Total current liabilities	2,923	3,364
Shareholders’ equity	1,729	3,191

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